Exhibit 99.3

Safety and Tolerability of LPCN 1144 Treatment in Biopsy Confirmed NASH Subjects in the Phase 2 LiFT Study

Background: Non-alcoholic Steatohepatitis (NASH) is a common cause of liver disease and rapidly rising to be the leading indication for liver transplantation. Acceptable benefit to risk profile of therapeutics for chronic disease states including NASH is critical. LPCN 1144, an oral prodrug of endogenous testosterone (T), was investigated for safety and efficacy potential in a randomized, double-blind, paired biopsy, placebo-controlled, phase 2 study in men with NASH (LiFT, NCT04134091). Here, we present the safety results during 36 weeks of treatment.

Methods: Biopsy-confirmed NASH (F1-F3) males were randomized 1:1:1 to three arms; 1) Treatment A (n=18): oral T twice daily (BID), 2) Treatment B (n=19): oral T with d-alpha tocopherol BID, and 3) oral matching placebo (n=19) BID. An open label extension of this study is ongoing to investigate the effects of treatment A for a total duration of 18 months. Safety outcomes were recorded throughout the study.

Results: LPCN 1144 treatment resolved NASH with no worsening of fibrosis. TEAEs were reported in 16 subjects (84%) in the placebo arm, 12 subjects (67%) in treatment A, and 11 subjects (58%) in treatment B. The most common adverse events were infections (7, 4, and 5 subjects in placebo, treatments A and B, respectively). Additionally, drug-related TEAEs were reported in 3, 2, and 3 subjects in placebo, treatments A and B, respectively. No more than one subject in each treatment arm experienced a drug-related TEAE in the same system organ class, and all were mild to moderate in severity. Four subjects in the placebo arm vs one subject total across both treatment arms discontinued the study drug due to TEAEs.

No cases of hepatocellular carcinoma, Drug Induced Liver Injury (DILI), thromboembolic events, or sleep apnea were reported.

Changes in lipid levels including total cholesterol, triglyceride, LDL, and HDL in both treatment arms were similar to placebo. Cardiovascular events including myocardial infarction and cardiac arrest were well-balanced between arms. Additionally, rates of pedal edema, changes in PSA and blood pressure were comparable among groups. Changes in weight and rates of GI events including nausea, vomiting, and diarrhea were similar between groups. Furthermore, one subject in treatment B had elevated hematocrit levels and one subject in each placebo and treatment A experienced pruritis.

Conclusion: LPCN 1144 was well-tolerated in biopsy confirmed NASH male subjects, with no observed signs of adverse androgenic effects, increased cardiovascular or hepatic risks. The observed benefit to risk profile warrants further investigation of LPCN 1144 in a larger trial with a longer duration.